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                                                                 EXHIBIT 10.17



                             SEVERANCE PAY AGREEMENT


     THIS SEVERANCE PAY AGREEMENT ("Severance Agreement"), dated as of June 10, 1993, but effective as of the Effective Time (as defined in the Merger Agreement), is entered into by and between __________________________ ("Employee") and Columbia Hospital Corporation, a Nevada corporation ("Columbia").

                            WITNESSETH

     WHEREAS, Columbia and Galen Health Care, Inc. ("Galen") have entered into an Agreement and Plan of Merger, dated as of June 10, 1993 (the"Merger Agreement"); and

     WHEREAS, Schedule 6.11(E) to the Merger Agreement contemplates that Columbia and Employee will enter into this Severance Agreement; and

     WHEREAS, Employee is a valued employee of Columbia and Columbia wishes to recognize Employee"s prior commitment to the development of Columbia and to ensure Employee's continuing commitment to Columbia after the Merger by entering into this Severance Agreement with Employee;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Columbia hereby agree as follows:

     1.  If at any time within two years following the Effective Time,

     a. Richard L. Scott does not retain the position and duties of Chief Executive Officer of Columbia for any reason (a "Scott Constructive Termination"), and

     b. at any time prior to 12 months after the Scott Constructive Termination, the employment of Employee with Columbia is terminated for any reason or Employee's responsibilities are reduced from those held just prior to the date of the Scott Constructive Termination"), then Columbia will pay to Employee a lump sum severance payment. The severance payment shall be in an amount equal to one times the greater of (i) Employee's annual base salary in effect at the

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     time of the Merger or (ii) Employee's annual base salary in effect at the date of the Employee's Constructive Termination. Full payment of the severance payment shall be made within ten days following the Employee Constructive Termination.

     2. In addition, upon a Scott Constructive Termination, Columbia will pay to the Employee an amount in cash based on Employee's 2.7293% interest in the unfunded bonus pool maintained by Columbia (the "Bonus Pool"). The Bonus Pool shall initially consist of $6,327,246.00 and will be increased or decreased by $505,625 each month for each whole dollar increase or decrease in the month-end closing price of Columbia's Common Stock, par value $.01 per share.

     3. In the event that any payment or benefit (within the meaning of Section 280(7)(b)(2) of the Internal Revenue Code at 1986, as amended (the "Code")) paid to Employee pursuant to the terms of this Severance Agreement, would be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties (excluding any interest or penalties imposed by reason of Employee's failure to file a timely tax return or pay taxes shown due on his or her return) with respect to such excise tax (collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall equal the amount of the Excise Tax imposed upon the payments, including the Gross-Up Payment.

     4. Any disputes concerning this Severance Agreement and the arrangements contemplated hereby shall be resolved and enforced through the use of arbitration provided through the American Arbitration Association. Any necessary arbitration meetings shall be conducted in Louisville, Kentucky. All expenses directly related to arbitration proceedings, including reasonable attorneys' fees for Employee's representation will be paid by Columbia or its successors.

     5. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     6. Columbia or its successors shall pay all legal fees and related expenses (including the costs of experts, evidence, and counsel) incurred by Employee as a result of (a) any Employee Constructive Termination (including all such fees and expenses incurred in contesting or disputing any such termination whether or not such contest or dispute is resolved in Employee's favor), (b) Employee seeking to obtain or enforce any right or benefit provided by this Severance Agreement, or (c) Employee's challenge of any determination by the IRS that payments would be subject to the excise tax imposed by Section 4999 of the Code.

     7. Employee shall not be required to mitigate the amount of any payment under this Severance Agreement by seeking other employment; nor shall any compensation earned by Employee as a result of employment or otherwise reduce the amount of any payment pursuant to this Severance Agreement.

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     IN WITNESS WHEREOF, Columbia has caused this Severance Agreement to be executed by its duly authorized officer, and Employee has executed this Severance Agreement, each as of the day and year first above written.



                                         Columbia Hospital Corporation



                                         By:  _________________________



                                         Employee



                                         _____________________________


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